Exhibit 99.1

CONTACT:	(206) 622-4191
Fran Conley, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Fourth Quarter and Annual Results
 and Conference Call today, June 19

SEATTLE, June 19, 2003.  /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its fourth quarter and fiscal year ended April 30, 2003.

For the quarter ended April 30, 2003 we had the following results:

In millions, except per share data	2003	2002
Net Sales	$36.3	$52.7
Gross Profit %	44.3%	29.3%
Net Loss	$(1.0)	$(1.0)
Loss per share	$(0.09)	$(0.10)

For the year ended April 30, 2003 we had the following results:

In millions, except per share data	2003	2002
Net Sales	$131.7	$161.1
Gross Profit %	41.6%	34.1%
Net Loss	$(12.0)	$(10.4)
Loss per share	$(1.13)	$(0.98)

Balance Sheet Summary In millions	April 30, 2003	April 30, 2002	January 31, 2003
			(unaudited)
Accounts Receivable	$24.3	$41.9	$15.9
Inventories	$34.5	$26.2	$37.8
Working Capital	$65.6	$71.9	$67.5
Shareholders’ Equity	$72.0	$83.4	$73.0

Management viewpoint:  The $12 million net loss for the year ended April 30, 2003 includes $6.5 million pretax profit from our wholesale* business.  It also includes $8.2 million pretax restatement expenses, which in turn includes the recently announced $4 million charge for the settlement of shareholder lawsuits.  The $12 million net loss also includes previously-announced restructuring expenses and the costs of our discontinued retail stores.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

The $6.5 million pretax profit from the remaining wholesale business for FY 2003 compares favorably to a $1.9 million pretax loss in FY 2002, primarily as a result of a $10 million reduction in our selling, general and administrative costs.   During FY 2003, the company realized the positive impact on operating expenses of restructuring actions taken in late FY 2002 and early FY 2003.  In addition, selling costs were lower as a result of lower sales.

* Our wholesale business includes designing, sourcing, and selling high quality sportswear to golf and specialty retailers, to corporations, and to our international distributors and licensees.

Management viewpoint: The decrease of $29.4 million in net sales is accompanied by an increase in gross margin percent, so that gross margin dollars remained flat from FY 2002 to FY 2003. (Table A)  This reflects management’s emphasis on profitability.  Of the decrease in sales, approximately $9.5 million is due to the discontinuance of some of our business lines; the remaining decrease occurred in our wholesale businesses, as shown in Table C.  This decrease in sales reflects fewer liquidation sales, weak golf industry conditions, general retail softness, and some customer uncertainty about Cutter & Buck during this period.

“We are proud of the work of all our employees, and of our success in producing profits in our wholesale business,” said Fran Conley, Chief Executive Officer. “Throughout the company, people have worked to improve margins, control costs, and become more efficient, and the results are showing.”

In addition to improving operating results, the company has met some significant challenges:

• Cutter & Buck has successfully discontinued its retail stores operations at a net pretax cost of $8.2 million, which includes $9.2 million of store closure costs partially offset by $1 million of income from product liquidation sales.  The net cost is less than the previously estimated range of $12 to $15 million.

• We also subleased some excess warehouse space, taking a one-time charge of $3.3 million for that event.

• We have entered into a memorandum of understanding to settle two shareholder lawsuits which were instituted following on the restatement of our historical financials.  A $4 million charge was taken in fourth quarter.

• After communications with SEC staff, we anticipate resolution of the SEC’s investigation of the company.

“We worked very hard to get to this point”, said Conley. “We now look forward to realizing the full potential of our strong brand.”

“Our accounts receivable have declined by $17.6 million from last year, and we are pleased with the quality of the portfolio.  Inventory is up by $8.3 million from last year,” said Ernie Johnson, CFO.  “We believe our fashion inventory is clearly in line, and the classics, which we sell year round, are somewhat higher than we want.  Our financial ratios remain strong, and we have working capital of $65.6 million.  We continue to have a strong balance sheet.”

The company believes that its restructuring is now substantially complete.  We will continue to incur costs related to the restatement, including the costs of pursuing the lawsuit against Genesis Insurance Company, which carried our D&O insurance during the time of the restatement and has attempted to rescind coverage.  These continuing costs of restatement, as well as those already incurred, could be reduced or eliminated if Cutter & Buck is successful in its lawsuit against Genesis.

Our current wholesale operations are profitable on an annual basis, before restatement and restructuring charges.  The company plans to continue its emphasis on efficient, profitable operations at every level.

Our wholesale business includes designing, sourcing, and selling high quality sportswear to golf and specialty retailers, to corporations, and to our international distributors and licensees.

Conference call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 5:30 AM Eastern Time, 8:30 AM Pacific Time June 19, 2003.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “investor relations”.  The call will be archived shortly after its completion and will be available on the web through July 20, 2003.  The call can also be accessed at 1-800-839-0860, PIN 1111, through July 20, 2003.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any-forward looking statements.  Those factors include, but are not limited to the following: the ability of the company to control costs and expenses; the Company’s ability to utilize tax losses; relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; competition;  access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; the ability to retain key employees and to maintain the integrity of the Company’s technology and information systems; maintaining satisfactory relationships with our banking partners; political and trade relations; the overall level of consumer spending on apparel; global economic conditions and additional threatened terrorist attacks and responses thereto, including war; the company’s ability to reach a definitive agreement with the staff of the Securities and Exchange Commission and to obtain final approval of any such agreement by the Commission itself, either of which events may not occur for any number of reasons including actions by third parties; developments in the Commission’s ongoing investigation, changes in Commission policy or otherwise.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand.  The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and specialty retail stores.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Cutter & Buck

Table A

Condensed Consolidated Statements of Operations

(unaudited, unless otherwise stated)

	Quarter Ending April 30		Year Ended April 30
In thousands, except per share data	2003	2002	2003	2002
				(audited)
Net sales	$36,304	$52,701	$131,699	$161,113
Cost of sales	20,205	37,245	76,912	106,189
Gross profit	16,099	15,456	54,787	54,924
Operating expenses
Depreciation	1,175	1,529	5,109	5,423
Selling, general & administrative	10,615	13,260	42,400	52,350
Restructuring and asset impairment	(39)	645	3,806	5,524
Restatement expenses	5,640	0	8,169	0
Total operating expenses	17,391	15,434	59,484	63,297
Operating income (loss)	(1,293)	22	(4,697)	(8,373)
Net interest expense	(64)	(318)	(386)	(1,599)
Net loss from continuing operations before tax	(1,356)	(296)	(5,083)	(9,972)
Income tax expense (benefit)	730	73	(65)	(2,945)
Net loss from continuing operations	(2,086)	(369)	(5,018)	(7,027)
Income (loss) from discontinued retail operations, net of tax	1,096	(669)	(6,980)	(3,346)
Net income (loss)	$(990)	$(1,038)	$(11,998)	$(10,373)

Basic and Diluted earnings per share:
Net Income/(Loss) from continuing operations	$(0.20)	$(0.03)	$(0.47)	$(0.66)
Net Income/(Loss) from discontinued retail operations	$0.10	$(0.06)	$(0.66)	$(0.32)
Net Income/(Loss)	$(0.09)	$(0.10)	$(1.13)	$(0.98)
Shares used in computation of :
Basic and Diluted earnings (loss) per share amounts	10,636	10,589	10,615	10,570

Table B: Management view of operations and reconciliation to GAAP numbers above

In thousands
Net loss as reported	$(990)	$(1,038)	$(11,998)	$(10,373)
Less: net income (loss) from discontinued retail operations	1,096	(669)	(6,980)	(3,346)
Plus: Income tax expense (benefit)	730	73	(65)	(2,945)
Plus: pre-tax (income) expense of closed European ops	157	(432)	(376)	2,538
Plus: restructuring and asset impairment expenses	(39)	645	3,806	5,524
Plus: restatement expenses	5,640	0	8,169	0
= Remaining wholesale business income (loss) before tax	$4,402	$(83)	$6,516	$(1,910)

Table C

Summary of Net Sales by Strategic Business Unit:

	Quarter Ending April 30
In thousands	2003	2002	$ change	% change
Golf	$13,722	$18,022	$(4,300)	-23.9%
Corporate	13,254	14,493	(1,239)	- 8.5%
Fashion	5,835	6,152	(317)	- 5.2%
International	738	3,422	(2,684)	-78.4%
Other	2,754	10,612	(7,858)	-74.0%
Total	$36,303	$52,701	$(16,398)	-31.1%

	Year Ended April 30
In thousands	2003	2002	$ change	%change
Golf	$42,706	$51,935	$(8,689)	-16.9%
Corporate	54,584	56,690	(2,106)	- 3.7%
Fashion	22,182	25,219	(3,037)	-12.0%
International	4,141	9,470	(5,329)	-56.3%
Other	8,085	18,339	(10,254)	-55.9%
Total	$131,698	$161,113	$(29,415)	-18.3%

Table D

Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

In thousands	April 30, 2003	April 30, 2002
		(audited)
Assets
Current Assets:
Cash and cash equivalents	$18,864	$6,989
Accounts receivable	24,333	41,904
Inventories	34,539	26,208
Other current assets	8,326	14,289
Total current assets	86,062	89,390
Furniture and equipment, net	8,894	16,444
Other assets	722	935
Total assets	$95,678	$106,769

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$6,381	$7,273
Accrued liabilities	12,246	6,854
Current portion of capital lease obligations	1,732	3,212
Other current liabilities	82	126
Total current liabilities	20,441	17,465
Long-term debt, net of current portion, and other liabilities	3,249	5,909
Total shareholders’ equity	71,988	83,395
Total liabilities and shareholders’ equity	$95,678	$106,769